EXHIBIT (c)(6)

Confidential Discussion Materials Prepared for:

The Special Committee of the Board of Directors of Green

March 19, 2004

Special Committee of the Board

Presentation to Green

Table of Contents 1. Overview and Analysis of Blue Proposal

2. Update on Green

3. Strategic Alternatives

Appendix

A. Overview of Green

B. Valuation Backup

Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

Overview and Analysis of Blue Proposal

Overview and Analysis of Blue Proposal

Introduction

On February 7, 2003, Blue delivered a non-binding indication of interest to Green (the “Company”) whereby Blue proposed to acquire all of the publicly held shares of the Company for a cash price ranging between $9.30 and $9.65 per share

In response to Blue’s proposal, Green formed a Special Committee of its Board of Directors (the “Special Committee”) and retained Merrill Lynch and Fulbright & Jaworski as financial and legal advisors, respectively, to assist the Special Committee in assessing the proposed transaction

Negotiations halted in late April 2003, when the Centers for Medicare and Medicaid Services announced its intention to restructure Medicare reimbursement of oncology drugs. The last price proposed by Blue was $11.00 per share

On February 22, 2004, Blue delivered a non-binding indication of interest to Green in which Blue offered to acquire all of the publicly held shares of Green it does not currently own for $14.65-$14.80 per share

In response to Blue’s proposal, the Special Committee re-retained Merrill Lynch as its financial advisor and Fulbright & Jaworski as its legal counsel

As a result of negotiations, Blue’s current proposal is $15.05 per share

Merrill Lynch has worked closely with Green management to understand the historical and projected financial results (including the impact of recent Medicare reimbursement policy changes and the reaction of private payors)

As advisor to the Special Committee of the Board of Directors, Merrill Lynch has evaluated the following:

Industry trends and outlook

Public market performance of Green

Valuation of the Company

A variety of strategic alternatives, including the proposed transaction with Blue

Overview and Analysis of Blue Proposal

History of 2003 Discussions with Blue

Date Event

February 7, 2003 Pursuant to a non-binding indication of interest dated February 7, 2003, Blue proposed to enter into a transaction whereby Blue would acquire all of the publicly held shares of Green it does not already own for a cash price ranging between $9.30 and $9.65 per share March 18, 2003 On behalf of the Special Committee, Merrill Lynch communicated the following to Blue:

Proposed price range is not consistent with Special Committee’s view of the Company’s value

Special Committee is not prepared to commit to an exclusivity period

However, the Special Committee is willing to provide Blue and its financing sources with access to the Company for diligence purposes, if Blue believes it will be able to propose a higher price March 19, 2003 Blue verbally proposed the following changes to its February 7th letter:

A price range of $9.75 to $9.90 per share

Willingness to proceed without an exclusivity from the Company

March 21, 2003 On behalf of the Special Committee, Merrill Lynch communicated to Blue that its revised proposal of $9.75 to $9.90 was not consistent with the Special Committee’s view of value March 31, 2003 Blue contacted Merrill Lynch and communicated the following:

A revised offer price range of $10.05 to $10.25 per share

A willingness to reduce the proposed break-up fee to $10

million (which was approximately 0.9% of the deal equity value) April 2, 2003 On behalf of the Special Committee, Merrill Lynch communicated to Blue that its revised proposal of $10.05 – $10.25 was not consistent with the Special Committee’s view of value April 3, 2003 Blue verbally proposed a revised offer of $10.50 – $10.65 per share April 4, 2003 On behalf of the Special Committee, Merrill Lynch notified Blue of the Special Committee’s decision to reject Blue’s latest proposal of $10.50 to $10.65 per share April 10, 2003 Blue contacted Merrill Lynch and communicated a revised offer price range of $10.90 to $11.10 per share

Blue also communicated the possibility that Cyan would potentially participate as an equity investor in the transaction April 10, 2003 Based on this proposal, Green entered into due diligence and contract negotiations with Blue, Cyan and their financing sources Late April, 2003 Discussions terminated, primarily related to reimbursement concerns outstanding at that time

Overview and Analysis of Blue Proposal

Summary of 2004 Discussions with Blue

Date Event

February 23, 2004 Green received a non-binding letter from Blue, wherein Blue proposed to enter into a transaction in which Blue would acquire all of the publicly held shares of Green it does not own for a cash price ranging from $14.65 to $14.80 per share March 4, 2004 On behalf of the Special Committee, Merrill Lynch communicated the following to Blue:

Proposed price range is not consistent with Special Committee’s view of the Company’s value, but would likely pursue a transaction at $16.50 per share

Special Committee is not prepared to commit to an exclusivity period

However, the Special Committee is willing to provide Blue and its financing sources with access to the Company for diligence purposes, if Blue believes it will be able to propose a higher price March 5, 2004 Blue verbally communicated to Merrill Lynch a revised offer of $14.75—$14.85 per share March 8, 2004 On behalf of the Special Committee, Merrill Lynch communicated the Special Committee’s decision to reject Blue’s latest proposal of $14.75—$14.85 per share March 9, 2004 Blue verbally communicated to Merrill Lynch a revised proposal of $14.88—$14.92 per share

Blue viewed this revised proposal as a significant increase due to negative adjustments to their acquisition model / business plan resulting from their due diligence (additional detail related to shares, options, taxes and adjustments to the cancer center model) March 12, 2004 On behalf of the Special Committee, Merrill Lynch communicated to Blue that the proposed price range is not consistent with the Special Committee’s view of the Company’s value, but would be willing to pursue a transaction at $16.00 per share March 15, 2004 Blue verbally communicated to Merrill Lynch a revised offer of $14.93—$14.95 per share and agreed to drop its request for a matching right in the event of a superior proposal while accepting a voting requirement that the transaction be approved by the holders of the majority of shares held by the disinterested March 16, 2004 On behalf of the Special Committee, Merrill Lynch notified Blue of the Special Committee’s decision to reject Blue’s latest proposal of $14.93 to $14.95, but would be willing to pursue a transaction at $15.25 per share

Blue verbally communicated to Merrill Lynch a revised offer of $14.95 to $14.97 per share

March 17, 2004 On behalf of the Special Committee, Merrill Lynch communicated to Blue that the proposed price range was not consistent with the Special Committee’s view of value

Blue verbally communicated to Merrill Lynch its “best and final” offer of $15.05 per share and agreed to a break-up fee of $12 million (which is approximately 0.9% of the deal equity value)

Overview and Analysis of Blue Proposal

Summary of Key Terms

Proposed Transaction: Blue will acquire 100% of the stock of Green in an all cash transaction at $15.05/share

Covenants/Conditions/Other: Allows for a 12 business day active shop period commencing upon the signing of the Agreement

Board of Directors and Company may not withdraw the recommendation for the Merger unless required to comply with fiduciary duty to stockholders under applicable law

In the event of a Superior Proposal, Green must provide the minimum of two business days and three calendar days notice to Blue of plans to change recommendation or terminate the agreement

Vote requirement consists of the affirmative vote of the holders of both a majority of the Company common stock outstanding and a majority of the Company common stock outstanding not controlled by Blue, management or affiliates

Other customary closing conditions Termination: “Drop Dead” date of [August 31, 2004]

Fiduciary out for Green Board (for Superior

Proposal) Termination Fee:

$ 12 million plus expenses (up to $1 million) payable by Green to Blue

Fee payable in event transaction is terminated to accept a Superior Proposal and if Buyer terminates because of a willful and knowing breach by Green of its reps or covenants

Fee also payable if the drop-dead date occurs, or Green stockholders vote down the deal, and (i) prior to termination a third party has made an acquisition proposal and (ii) Green enters into, or consummates, an acquisition transaction within 12 months Other Arrangements Management and other employees of Green will be eligible to participate in employee plans, including stock options, restricted stock awards and other customary benefit arrangements including health, retirement and bonus. It is anticipated that the equity issued pursuant to the arrangements will not exceed 20% of the equity securities of parent and will be allocated 17% to restricted stock awards and 3% to stock options

Management and other employees of Green or its managed practices will be permitted to purchase equity securities in Green concurrently or promptly after the Merger, subject to applicable securities and other laws, among other requirements. The investment of Management will not exceed $10.0 million

Overview and Analysis of Blue Proposal

Pricing Matrix

Implied Statistic Based on:

Market Trading Deal Value

Value Per Share Per Share

Reference Point $12.48 $15.05

Current Price: $12.48 — 20.6%

Premium

90-Trading Day Average: $11.72 6.5% 28.4%

180-Trading Day Average: $9.79 27.4% 53.7%

52-Week High: $13.68 (8.8%) 10.0%

Trading

52-Week Average: $9.19 35.9% 63.8%

Range

52-Week Low: $6.85 82.2% 119.7%

P/E

2005 First Call: $0.71 17.6x 21.2x

Multiple 2005 Management: $0.75 16.6x 20.0x

2003A EBITDA: $210.2 6.0x 7.2x

EBITDA

2005E Street: $209.0 6.1x 7.2x

Multiple

2005E Management: $206.5 6.1x 7.3x

Scenario I Recap Value (Mgmt Case): $14.15 (11.8%) 6.4%

Relative to

Scenario II Recap Value (Mgmt Case): $15.05 (17.1%) 0.0%

Leveraged

Scenario I Recap Value (Street Case): $13.44 (7.1%) 12.0%

Recapitalization

Scenario II Recap Value (Street Case): $14.48 (13.8%) 3.9%

Overview and Analysis of Blue Proposal

Illustrative Transaction Summary

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm) [1]	90.1
Current Stock Price on 03/18/04	$12.48
Purchase Price Per Share	$15.05
Premium to Current Stock Price	*20.6%*
	Amount
Purchase Price of Equity	$1,355.7
Transaction Costs	88.0
Net Debt	154.1
Transaction Value	**$1,597.9**

Implied Multiples

	Amount ($mm)	Multiple
EV/2003 EBITDA	$210.2	7.2x
EV/2004 EBITDA	227.4	6.6x
EV/2005 EBITDA	206.5	7.3x
EV/2003 Revenue	1,965.7	0.77x
EV/2004 Revenue	2,231.7	0.68x
EV/2005 Revenue	2,394.2	0.63x

Leverage and Coverage

	PF2003	PF2004	2005
EBITDA/Interest Expense	3.3x	3.5x	3.0x
Senior Debt/EBITDA	2.5	2.0	2.1
Total Debt/EBITDA	5.0	4.3	4.6
Adjusted Debt/EBITDAR [2]	5.7	5.1	5.4

	Year 4	Year 5	Year 6
% of Senior Debt Paydown	36.6%	50.3%	63.4%
% of Total Debt Paydown	18.3%	25.2%	31.7%

Transaction Sources & Uses of Funds

		Financing Rate	Amount ($mm)	%
Sources	Term Loan B (L+250 bps)	3.6%	520.7	30.9%
	Senior Sub.	8.8%	520.7	30.9%
	Excess Cash	1.1%	120.0	7.1%
	Management Preferred	7.0%	8.0	0.5%
	Sponsor Preferred	7.0%	412.3	24.4%
	Management Equity	n/a	2.0	0.1%
	Sponsor Equity	n/a	103.1	6.1%
	Total Sources		**$1,686.8**	**100.0%**
Uses	Share Repurchase		$1,355.7	
	Fees & Expenses		88.0	
	Refinanced Debt		243.0	
	Total Uses		**$1,686.8**	

Summary Returns to Blue [3]

EBITDA Multiple	Exit Year 2007 Year 3	Exit Year 2008 Year 4	Exit Year 2009 Year 5
6.0x	6.8%	10.9%	12.8%
7.0x	15.3%	16.9%	17.3%
8.0x	22.5%	21.9%	21.1%

(1) Includes tax benefit of non-qualified stock options.
(2) Assumes 8x rents.
(3) Reflects returns on new ownership (does not factor Blue's existing shares owned).

6

Overview and Analysis of Blue Proposal

Termination Fee Analysis $10 Million Termination Fee As Percent of:

Equity Trading Value Deal Equity Value Deal Transaction Value

@ $ 7.03 @ $11.00 @ $11.00

Base Value $667.2 $1,088.3 $1,443.3

April 21, 2003

% of Base Value 1.5% 0.9% 0.7% $12 Million Termination Fee As Percent of:

Equity Trading Value Deal Equity Value Deal Transaction Value

@ $ 12.48 @ $15.05 @ $15.05

Base Value $1,115.1 $1,355.7 $1,686.8

March 18, 2004

% of Base Value 1.1% 0.9% 0.7%

Update on Green

Update on Green

Strategy and Objectives

Summary

Continue to grow the nation’s leading healthcare network devoted to cancer treatment and research

Medical Oncology Services:

– Recruitment of physicians

– Growth of new pharmaceutical agents

– Expand demographic reach

– Continued focus on physician productivity

Cancer Center Services:

– Add 6-8 cancer centers and PET systems per year

– Leverage existing assets (Linacs, IMRT, PET, CT)

Cancer Research Services:

– Leverage access to company’s research trials

Success in transition to earnings and service line models has aligned economic interests of Green and physicians, provided clarity on future financial performance and reduced operating risk

Currently, more than 80% of revenue based on earnings and service line models

Recent restructuring has strengthened Green’s position to take advantage of industry trends: outpatient growth, pharmaceutical utilization, survival rates, age and population demographics

Though execution risk remains, Green is positioning itself to capture substantial growth and market share, bolstering its status as the premier cancer care services provider

Update on Green

Assessment of Key Risks

Government Reimbursement: Manageable Risk

Medicare Prescription Drug legislation includes a significant reduction in reimbursement for oncology drugs administered in the community setting

2004: Reimbursement for most cancer drugs reduced to 85% from 95% of Average Wholesale Price (AWP)

2005: Reimbursement set at 106% of Average Sales Price (ASP)

New reimbursement guidelines could impact Green’s financial performance, particularly in 2005 and beyond

Medicare represents ~38% of Green’s total drug revenue and is its largest payor

Impact on 2004 will largely be offset by an increase of ~$500 million in practice expense reimbursement

Impact on 2005 results is an estimated $40-45 million reduction in annual EBITDA

Medicare reform may change industry’s competitive landscape, creating demand for Green’s services

Commercial Payor Reimbursement: Moderate Risk

56% of company’s revenue from private pay/managed care

Thus far, Green has been able to stave off drug pricing cuts from commercial payors due to its network strength

Approximately 80% of Green’s revenue comes from markets with 40% or greater market share

While some commercial payor contracts have drug reimbursement rates expressed as a percentage of Medicare, Green anticipates its practices will prevail in modifying terms of those contracts before the 2005 Medicare decrease occurs

Green is actively addressing the risks related to reimbursement changes

Source: News articles and Wall Street research.

Update on Green

Wall Street Research Perspective

Growth Target EPS Estimates Date Firm/Analyst Rating Comments Rate Price 2004E 2005E

2/27/04 Raymond James Market Management provided 2004 EBITDA and net income growth guidance of 5% NA $0.93 $0.71 Michael Baker Perform 8% to 12% and 15% to 20%, respectively. 2005 results are expected to decline from 2004 levels due to the impact of the recently enacted Medicare legislation. Applying 2005 Medicare reimbursement rates to 2003 results would result in a reduction to net revenue and EBITDA of approximately $40 million to $45 million, or roughly 19% to 21% of 2003 EBITDA

A weaker than expected top line in Q4 ($518.0 million vs. our estimate of $528.8 million) was offset by lower than expected pharmaceutical and supplies and practice compensation expenses as a percentage of revenue

We are raising our 2004 and 2005 EPS estimates to reflect the factors discussed above. We are raising our 2004 EPS estimate from $0.83 to $0.93. We are raising our 2005 EPS estimate from $0.70 to $0.71. We reiterate our Market Perform rating on Green shares given the following uncertainties: the response by commercial payors and physicians to the recent reimbursement changes and the 2005 pending reimbursement reductions

12/1/03 Wachovia Securities Outperform We are increasing our EPS estimate from $0.72 to $0.90 for 2004 and 15% $11-$13 0.90 NA William Bonello decreasing our EPS estimate from $0.88 to $0.77 for 2005 to better reflect the potential impact of the Prescription Drug Bill

Our estimates assume that Green will be able to maintain commercial reimbursement at current levels. However, if the Company is unable to maintain current commercial reimbursement rates, EPS could potentially be less than $0.60 in 2005. On the other hand, it is also possible that the Medicare cuts could be reduced between now and 2005

First Call Consensus 10% $0.92 $0.71

Update on Green

Indexed Price Performance

Last 2 Years % Change to Current (T) From: Sector Current (T) T-2 High Average Low T-2 High Average Low

Green $12.48 $8.28 $13.68 $8.79 $6.52 50.7% (8.8%) 42.0% 91.4% Other Facilities (1) 25.29 21.10 30.03 21.91 14.33 19.9% (15.8%) 15.4% 76.4% PPM (2) 33.23 33.70 38.31 26.14 14.50 (1.4%) (13.3%) 27.1% 129.1% Home Healthcare (3) 30.76 25.22 37.54 28.68 24.44 21.9% (18.1%) 7.2% 25.9% 175%

150%

125% 100% 75% 50%

25%

3/18/2002 6/17/2002 9/16/2002 12/17/2002 3/18/2003 6/17/2003 9/17/2003 12/17/2003 3/18/2004

Green Other Facilities PPM Home Healthcare

(1) Other Facilities include Amsurg, MedCath, Symbion and United Surgical Partners. (2) PPMs include Orthodontic Centers of America and Pediatrix.

(3) Home Healthcare Services include Apria Healthcare and Lincare.

Update on Green

Historical Forward P/E

Last Five Years

Sector Current (T) T-5 High Average Low T-5 High Average Low

Green 13.6x 11.2x 20.8x 11.9x 5.5x 22.0% (34.5%) 14.4% 146.8% Other Facilities (1) 22.2 15.7 51.1 23.3 5.9 41.5% (56.5%

)

(4.4%) 274.6% PPM (2) 11.5 12.1 25.1 13.5 5.9 (5.4%) (54.2%) (14.8%) 95.2% Home Healthcare (3) 12.9 21.5 25.1 14.6 8.0 (39.8%) (48.5%) (11.5%) 62.2%

55.0x 45.0x 35.0x 25.0x 15.0x

5.0x

3/18/1999 10/7/1999 4/27/2000 11/16/2000 6/7/2001 12/27/2001 7/18/2002 2/6/2003 8/28/2003 3/18/2004

Green Other Facilities PPM Home Healthcare

(1) Other Facilities include Amsurg, MedCath, Symbion and United Surgical Partners. (2) PPMs

include Orthodontic Centers of America and Pediatrix.

(3) Home Healthcare Services include Apria Healthcare and Lincare.

Update on Green

Historical Enterprise Value / Trailing EBITDA(1)

Last 5 Years % Change to Current High Average Low High Average Low

20.0x Current 6.0x — — —Last Month 6.2x 5.9 5.7x (1.9%) 2.4% 6.2% Last 6 Months 6.2 5.1 3.8 (3.0%) 18.0% 60.2% 15.0x Last Year 6.2 4.8 3.8 (3.0%) 25.1% 60.2% Last 3 Years 6.9 5.2 3.4 (12.5%) 16.6% 76.2% Last 5 Years 14.1 5.7 3.4 (57.1%) 5.8% 77.8%

10.0x Blue Offer: 7.2x (2)

5.0x April 10, 2003 Blue Offer: 6.3x-6.4x

0.0x

3/18/1999 1/16/2000 11/16/2000 9/16/2001 7/18/2002 5/18/2003 3/18/2004

Last 2 Years

9.0x

Blue

Offer: 7.2x (2)

April 10, 2003 6.0x Blue Offer: 6.3x-6.4x

3.0x

3/18/2002 7/17/2002 11/16/2002 3/18/2003 7/18/2003 11/17/2003 3/18/2004

The transaction proposed by Blue represents 7.2x trailing EBITDA, versus a current Enterprise Value of 6.0x; the average during the past six months is 5.1x

(1) Enterprise Value equal to fully-diluted market value of equity + debt + preferred stock + minority interest—cash and equivalents. (2) Represents Blue offer of $15.05.

Update on Green

Multiples of Select Public Comparable Companies

2004 P/E

Home Healthcare Services Physician Practice Management Other Facilities

With

Blue Offer (1)

35.0x 32.1x 30.0x

26.4x

Mean: 25.5x 25.0x 20.0x 18.1x

16.4x 14.7x 15.0x 13.0x 12.9x Mean: 12.9x 2.8x Mean: 11.3x 10.0x 8.0x 13.6x 5.0x

N.M.

0.0x

Apria Lincare Pediatrix Orthodontic Symbion United Surgical Amsurg MedCath Green Medical Centers of Partners America

2005 P/E

Home Healthcare Services Physician Practice Management Other Facilities With Blue Offer (1) 30.0x

26.4x

25.0x

21.4x Mean: 21.0x 21.2x 20.0x 17.5x 15.8x Mean: 16.7x 3.6x

15.3x

15.0x 12.7x

26

4x Mean: 10.1x

10.0x 7.5x 21.4x

17.5x 17.6x 15.8x 15.3x 12.7x 5.0x 7.5x

N.A.

0.0x

Lincare Apria Pediatrix Orthodontic Symbion United Surgical Amsurg MedCath Green Medical Centers of Partners

Note: EPS estimates from First Call as of March 18, 2004. Prices as of March 18, 2004. (1) Represents Blue offer of $15.05 per share. Financials based on street estimates.

Update on Green

Multiples of Select Public Comparable Companies (Continued)

Enterprise Value / 2003 EBITDA



Home Healthcare Services
Physician Practice Management
Other Facilities
With Blue Offer (1)
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
7.6x
5.6x
Mean: 6.6x
10.6x
Mean: 7.2x
3.9x
11.5x
11.1x
10.5x
Mean: 10.5x
8.9x
7.2x
1.2x
6.0x
Lincare
Apria
Pediatrix Medical
Orthodontic Centers of America
Symbion
Amsurg(2)
United Surgical Partners
MedCath
Green

Enterprise Value / 2005 EBITDA



Home Healthcare Services
Physician Practice Management
Other Facilities
With Blue Offer (1)
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
11.2x
Mean: 8.5x
5.9x
7.5x
Mean: 5.6x
3.6x
8.9x
8.1x
7.8x
Mean: 8.3x
N.A.
7.2x
1.1x
6.1x
Lincare
Apria
Pediatrix Medical
Orthodontic Centers of America
Symbion
Amsurg(2)
United Surgical Partners
MedCath
Green

Note: Based on diluted shares outstanding using the treasury stock method as of March 18, 2004. Enterprise Value = Market Value + Debt + Preferred Stock + Minority Interest - Cash. EBITDA estimates based on Merrill Lynch and Wall Street research.

(1) *Represents Blue offer of $15.05 per share. Financials based on street estimates.*

(2) *EBITDA multiples calculated by excluding Minority Interest and deducting Minority Interest Expense from Enterprise Value and EBITDA, respectively.*

15

Update on Green

Price and Volume Analysis

Last Twelve Months

Float (MM) 69.2

Shares Traded Percent of Volume Which Traded in Stock Price Range Total Volume (MM) 162.0

(in 000s) Turnover 2.3x

60,000 34.2% 50,000

40,000 21.7% 30,000 15.5%

11.2%

20,000 8.0% 5.3% 10,000 1.9% 2.3% 0 $6.00-$7.00 $7.00-$8.00 $8.00-$9.00 $9.00-$10.00 $10.00-$11.00 $11.00-$12.00 $12.00-$13.00 $13.00-$14.00

Percent of Volume Which Traded Below Stock Price Range

Shares Traded (in 000s)

200,000

100.0% 92.0% 150,000 78.5% 80.8% 56.9% 100,000 51.6% 36.0% 50,000 1.9% 0 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00

Approximately 162 million shares have traded during the past year between $6.00 and $14.00

             Note: As of March 18, 2004.

Update on Green
Detailed Shareholder Profile

($ in Millions)


Retail/ Other
3%
Insider Holdings
20%
77%
Institutional Holdings

	Currently Outstanding			
Institutional Ownership [1]	**Shares Held**	**Market Value** [1]	**% of Total**	**% of Float**
Barclays Global Investors	5,720,683	$71.4	6.6%	8.3%
Dimensional Fund Advisors, Inc.	5,519,213	68.9	6.4%	8.0%
LSV Asset Mgmt	3,533,500	44.1	4.1%	5.1%
AXA Rosenberg Investment Mgmt LLC	3,030,975	37.8	3.5%	4.4%
Batterymarch Financial Mgmt, Inc.	3,000,420	37.4	3.5%	4.3%
PAR Capital Mgmt, Inc.	2,835,400	35.4	3.3%	4.1%
Rice, Hall, James & Associates LLC	2,611,852	32.6	3.0%	3.8%
Hotchkis & Wiley Capital Mgmt LLC	2,047,697	25.6	2.4%	3.0%
Royce & Associates LLC	1,900,140	23.7	2.2%	2.7%
Strong Capital Mgmt, Inc.	1,794,877	22.4	2.1%	2.6%
Goldman Sachs Asset Mgmt	1,448,885	18.1	1.7%	2.1%
Investment Counselors of Maryland LLC	1,440,525	18.0	1.7%	2.1%
Vanguard Group	1,398,485	17.5	1.6%	2.0%
OppenheimerFunds, Inc.	1,319,200	16.5	1.5%	1.9%
Whitney Asset Mgmt, LLC	1,290,000	16.1	1.5%	1.9%
Top Fifteen Institutions	38,891,852	$485.4	45.1%	56.2%
Other 13F Institutions (195)	27,649,365	345.1	32.1%	40.0%
Total 13F Institutions	66,541,217	$830.4	77.2%	96.2%
Total Retail	2,630,646	32.8	3.1%	3.8%
Total Public Float	69,171,863	$863.3	80.2%	100.0%
Insider Ownership [2]				
Russell L. Carson [3]	13,000,877	$162.3	15.1%	
J. Taylor Crandall	3,684,350	46.0	4.3%	
Richard B. Mayor	133,454	1.7	0.2%	
Joseph S. Bailes, M.D.	64,993	0.8	0.1%	
Total Insiders and Beneficial Owners	17,061,122	$48.5	19.8%	
Total Shares Outstanding [4]	86,232,985	$1,076.2	100.0%	

(1) *Data as of March 18, 2004.*
(2) *Source: Company proxy dated June 25, 2003.*
(3) *Includes 12.448mm shares held by Blue.*
(4) *Per Green management.*

17

Update on Green
Institutional Momentum

Top 10 Institutional Holders Today

Rank	Institution	Shares Held as of the Fiscal Quarter Ended (in Millions) 12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03	12/01 to 12/03 Percent Change
1	Barclays Global Investors	2.5	2.8	3.3	3.1	2.8	3.7	4.0	4.7	5.7	124.9%
2	Dimensional Fund Advisors, Inc.	6.2	6.3	6.3	6.0	6.0	6.0	5.8	5.8	5.5	(11.5%)
3	LSV Asset Mgmt	1.6	2.3	2.5	2.9	3.3	3.5	3.5	3.3	3.5	116.4%
4	AXA Rosenberg Investment Mgmt LLC	1.8	1.6	1.7	2.0	2.4	2.8	2.8	3.0	3.0	70.9%
5	Batterymarch Financial Mgmt, Inc.	0.0	0.1	–	–	0.1	0.3	0.9	2.1	3.0	N.M.
6	PAR Capital Mgmt, Inc.	2.0	2.0	2.0	2.2	2.2	2.4	2.8	2.8	2.8	41.8%
7	Rice, Hall, James & Associates LLC	–	–	–	–	–	–	–	–	2.6	N.M.
8	Hotchkis & Wiley Capital Mgmt LLC	0.2	0.2	0.2	0.2	0.2	0.2	0.4	1.0	2.0	1,116.7%
9	Royce & Associates LLC	0.0	0.0	0.5	0.6	0.6	1.0	1.1	1.6	1.9	N.M.
10	Strong Capital Mgmt, Inc.	0.4	0.3	0.4	0.4	0.5	0.5	1.1	1.8	1.8	400.2%

	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03
Aggregate Ownership - #	14.7	15.7	17.0	17.4	18.1	20.2	22.4	26.1	32.0
Change from Prior Quarter - %	8.2%	6.5%	8.1%	2.4%	4.2%	11.7%	10.9%	16.3%	22.8%
Aggregate Ownership - % of Total Institutional	35.8%	40.1%	41.0%	41.7%	41.5%	44.6%	44.8%	49.0%	49.0%
Volume Weighted Average Price During Quarter	$5.51	$8.38	$9.07	$7.94	$8.56	$7.65	$7.91	$7.69	$9.79

Over the past two years, the Top 10 current institutional holders have increased their positions substantially, adding a net of 17 million shares (117% above 12/01 levels)

Source: FactSet Lionshare as of March 18, 2004.

18

Strategic Alternatives

Strategic Alternatives

Shareholder Perspective on Key Alternatives

Rationale Issues

Financial outlook is positive No control premium

Adequate capital Execution challenges Status Quo Physician relations – no transaction to explain Reimbursement risk

Physician relationships could deteriorate

Continued shareholder exposure

to public market risk

Stock May receive control premium Long list of low probability buyers Combination Potential for synergistic combination - Aversion to physician business with Strategic Potential to participate in continued upside Risk of process damaging company Partner Continued shareholder exposure to public Strategic market risk

Alternatives

Sale for Cash to Typically receive control premium Long list of low probability buyers Strategic Potential to capture synergies - Aversion to physician business Partner Ends shareholder downside risk Risk of process damaging company

Cash sale caps

shareholder upside

Typically receive control premium Cash sale caps shareholder upside Leveraged Appears feasible from a financing and equity Some financing risk return perspective Process must be designed appropriately

Buyout

Ends shareholder downside risk

Provides premium for some shares Leverage reduces operational flexibility

Leveraged

Accretive to EPS and growth Exposes public market investors to leverage

Recapitalization risk

Strategic Alternatives

Green Standalone Financial Projection Assumptions

Key Assumptions

Valuation analysis based on financial projections and development pipeline data provided by management

Financial statements projected through 2008

Projections for the base business apply growth rates and margins based on same store analysis to forecast revenue and EBITDA by product line

Projections include growth in Medical Oncology and Outpatient Cancer Center Operations built up from base assumptions

– Unit level P&L for years 1 through 6 for each new addition

– Capital expenditures per new addition

– Number of centers/doctors added per year

Maintenance capital expenditures based on historical levels and vary with revenue

Forecasts take a conservative approach in relation to the following aspects:

Excludes additional radiation oncologists at cancer centers

Excludes potential new PPM additions

Does not address opportunity to handle own logistics

Assumes conversion to ASP + 6% (for government reimbursement, as outlined in Medicare Prescription Drug legislation)

Factors in a 2% prompt pay discount in definition of ASP

Forecasts assume that Green will be able to stave off significant pricing cuts from commercial payors, primarily due to the Company’s network strength

Strategic Alternatives

Summary Green Standalone Financial Projections

(Dollars in Millions, Except Per Share Data)

Historical FYE December 31, Projected Fiscal Year Ending December 31, 2003-2008 2000 2001 2002 2003 2004 2005 2006 2007 2008 CAGR

Summary Income Statement

Revenue $1,333.1 $1,515.9 $1,651.3 $1,965.7 $2,231.7 $2,394.2 $2,682.0 $2,944.3 $3,215.8 10.3%

% Growth 13.7% 8.9% 19.0% 13.5% 7.3% 12.0% 9.8% 9.2%

EBITDA 178.7 175.0 189.3 210.2 227.4 206.5 232.6 255.4 278.4 5.8%

% Margin 13.4% 11.5% 11.5% 10.7% 10.2% 8.6% 8.7% 8.7% 8.7%

EBIT 103.6 103.1 117.4 136.1 145.8 121.4 144.1 163.4 183.0 6.1%

% Margin 7.8% 6.8% 7.1% 6.9% 6.5% 5.1% 5.4% 5.5% 5.7%

Net Income 47.6 50.0 58.1 71.1 81.6 67.4 82.5 95.9 109.6 9.0%

% Margin 3.6% 3.3% 3.5% 3.6% 3.7% 2.8% 3.1% 3.3% 3.4%

EPS $0.47 $0.50 $0.59 $0.78 $0.91 $0.75 $0.91 $1.04 $1.19 8.8%

% Growth 5.2% 19.5% 30.5% 17.7% (17.7%) 20.9% 15.0% 13.5%

Selected Cash Flow Items

Depreciation & Amortization $75.1 $71.9 $71.9 $74.1 $81.6 $85.1 $88.5 $92.0 $95.4 Change in Net Working Capital 38.5 75.7 3.9 32.1 21.3 (1.2) (8.5) (7.6) (7.9) Capital Expenditures 83.1 64.7 60.3 89.2 91.5 92.1 94.3 96.5 98.7

First Call EPS Estimates $0.47 $0.50 $0.59 $0.77 $0.92 $0.71 n/a n/a n/a

Strategic Alternatives

Summary Valuation (1)

Based on Actual Historical Results

Based on Management Projections (4) and Wall Street Estimates Dollars per Share

$20.00 $17.00 $18.00 $18.00 $16.25 $16.50 $15.50 Blue Offer: $16.00 $13.68 $14.25 $15.05 $14.00 Current: $12.00 $13.75 $12.48 $12.75 $12.25 $12.00 $10.00 $10.25 $8.00 $8.50 $6.00 $6.85 $4.00 $2.00 $0.00

Trading Premiums

Public Comparables Discounted Cash Flow (3) LBO Value History Paid (2)

20%—30% Precedent 5 Year IRR

Based on Transactions

Based on Discount Rate: Discount Rate: FY2005E

FY2005E EPS 9.5%—11.5% 9.5%—11.5% 5.0x 52-Week EBITDA of Final Offer as of $0.71 Debt/LTM $209.0 mm a Premium to Terminal Value: 3.0%—4.0% EBITDA High / Low Price 1 Day P/E Multiple: 6.0x—8.0x Perpetual Multiple: Prior ($12.48) 12.0x—20.0x 2008 EBITDA Growth 2008 Exit @ 6.0x—8.0x 6.0x – 8.0x 10%—30% 2008 EBITDA

(1) Diluted equity value per share calculated using net debt of

$154.1mm and diluted shares outstanding of 89.4mm. (2) Shown relative to Green closing stock price of $12.48 on March 18, 2004.

(3) Discounted to 3/31/04.

(4) Based upon management projection for EBITDA in 2005 and Merrill Lynch Investment Banking estimates.

Strategic Alternatives

Relative Value Comparison

Illustrative Share Value (1)

Leveraged Recapitalization Scenarios $16.00 $15.05 $15.05 $15.00 $14.15 $14.00 $14.48 $13.21

$13.00 $12.48 $13.44

$12.00 $12.48 $11.00 $10.00 $9.00

$8.00

Current Status Quo Recap – $200mm Recap – $400mm LBO by Stock Price Buy Back (2) Buy Back (3) Blue

Street Estimates Management Base Case

(1) Status quo and leveraged recapitalization share value calculated on weighted average of pro forma share price and purchase price of shares bought back. Pro forma share price calculated using 2005 P/E multiple of 17.6x (2005 EPS of $0.71 from First Call).

(2) Assumes solicitation of consent from current bondholders to incur $150mm incremental indebtedness. New debt plus existing cash used to repurchase $200mm of stock at 15% premium.

(3) Assumes new capital structure at 2.8x total debt/2003 EBITDA. $400mm used to repurchase shares. Assumes share buyback at 15% premium.

Strategic Alternatives

Assessment of Potential Acquirors [(1)]

		Market Value	FY 2004 P/E	Interest Level	Capacity	Rationale	Issues
Pharma/ Biotech	Johnson & Johnson	$151,307	17.3x	○	●	▪ Direct conduit to specific patient population ▪ Unique data opportunities/access	▪ Not interested in facility ownership/physician management ▪ Competitors as suppliers
	AstraZeneca	82,402	23.5				
	Amgen	78,537	25.7				
	Bristol-Myers	49,452	16.6				
Drug Distributors	Cardinal	$28,466	18.0x	◔	◕	▪ Interested in specialty distribution	▪ Not interested in facility ownership/physician management
	McKesson	8,232	13.3				
	AmerisourceBergen	6,168	13.3				
Hospitals	HCA	$20,591	14.6x	◔	◕	▪ Capture additional market share in major markets	▪ Unlikely to extend into physician management
	Tenet	5,186	N.A.				
	Universal	2,646	15.6				
	Triad	2,411	13.9				
PBMs	Caremark/ADVP [(2)]	$15,315	24.3x	○	◑	▪ Interested in specialty distribution	▪ Not interested in facility ownership/physician management
	Medco	8,871	15.8				
	Express Scripts	5,793	19.2				
Labs	Quest	$8,531	17.5x	◔	◑	▪ Need new growth avenues	▪ Not interested in facility ownership/physician management
	LabCorp	5,529	15.4				

(1) *Basic market value in millions of dollars as of March 18, 2004. P/E multiples based on First Call estimates.*
(2) *Market Value pro forma for AdvancePCS acquisition.*

24

Strategic Alternatives

Assessment of Potential Acquirors (Continued) (1)

Market Interest

Value FY 2004 P/E Level Capacity Rationale Issues

Fresenius $4,360 14.3x Additional chronic Not interested in physician DaVita 2,898 14.7 treatment platform management

Dialysis % %

Renal Care Group 2,159 18.6

OmniCare $4,502 16.9x Interested in Unlikely to extend into facility Institutional pharmaceutical distribution ownership/physician Pharma % % and CRO opportunities management Accredo $1,772 22.8x Gain new therapeutic Unlikely to extend into facility Specialty Priority 891 15.6 leadership ownership/physician

Distributors management

Limited capacity

MDS $2,423 22.3x Expand/enhance oncology Potential compete-with-Covance 1,953 21.9 CRO capability customer CROs $ % Unlikely to extend into facility Pharma. Prod. Dev. 1,690 17.6 ownership/physician management

(1) Basic market value in millions of dollars as of March 18, 2004. P/E multiples based on First Call estimates.

Appendix

Overview of Green

Overview of Green

Nation’s largest health-care network devoted exclusively to cancer treatment

470 sites of service

78 cancer centers

23 PET systems

895+ affiliated physicians

More than 8,000+ employees

Operations in 32 states

Industry leader in …

Provision of management services to oncology practices

Distribution and management of specialty oncology pharmaceuticals

Operation of outpatient cancer treatment facilities

Provision of integrated cancer research services

Source: Company filings and company website.

Overview of Green

Center Locations

470 sites of service in 32 states

80% of revenue derives from markets where Green’s market share is 40% or greater

Approximately 24% of revenue derives from Texas Oncology, P.A., an affiliated oncology practice with facilities throughout Texas

             Source: Company filings.

Overview of Green

Overview of Business Segments

Medical Oncology Services

Oncology pharmaceutical services:

Purchases and manages specialty oncology pharmaceuticals for physicians

One of the largest buyers of oncology pharmaceuticals within the US, purchasing more than $1 billion in chemotherapeutic agents annually on behalf of its network physicians

Benefit on pharmaceutical pricing in excess of 6-8%

In addition, this segment manages 39 licensed pharmacies and over 400 admixture sites that are staffed with 116 pharmacists and 219 pharmacy technicians

Other practice management services:

Acts as the exclusive manager and administrator of all day-to-day nonmedical business functions connected with the company’s affiliated practices

Segment is responsible for physician recruiting, data management, accounting, systems, compliance and capital allocation to facilitate growth in practice operations

Financial Snapshot:

2002 2003 Growth Revenue $1,382 $1,684 21.8% EBITDA 179 201 12.4%        % Margin 12.9% 11.9%

             Source: Company filings.

Overview of Green

Overview of Business Segments

Cancer Center Services

- Develops and manages comprehensive, community-based cancer centers
  - Opened 4 new centers in 2003, installed 23 IMRT and 5 PET systems in 2003
  - Same-unit radiation treatments increased 3.2% in 2003
- Manages 78 comprehensive outpatient cancer centers and 23 PET units
  - 104 linear accelerators, 52 diagnostic CTU units, 32 IMRT units
- Provides a "turn-key" service, developing centers from the feasibility study through full operational status
- Growth potential: estimated national demand of $2 billion
  - Internal growth potential of 20 centers
  - External growth potential
    - 5-6 oncologists needed to support a new center

Financial Snapshot:

	2002	2003	Growth
Revenue	$208	$224	7.7%
EBITDA	64	71	10.6%
% Margin	30.7%	31.5%	

Cancer Research Services/Other

- Facilitates a broad range of cancer research and development activities
- Contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services, from study concept and design to regulatory approval, including complete Phase I through Phase IV trials, recruitment of studies, protocol writing and scientific approval process, supported by a single Clinical Review Advisory Board
- 400+ employees involved in drug development working in conjunction with a network of ~500 participating physicians in more than 165 research locations, recruited more than 3,300 patients during 2003; 260+ studies completed to date

Financial Snapshot:

	2002	2003	Growth
Revenue	$58	$58	(1.0%)
EBITDA	8	7	(5.5%)
% Margin	13.2%	12.6%	

Source: Company filings.

29

Overview of Green

Update on Business Model Transition

Beginning in November 2000, Green commenced a network-wide initiative to convert its affiliated practices from the net revenue model to the earnings model

Change from net revenue to earnings model:

– 24.4% of 2003 revenue was derived from practices under the net revenue model vs. 56.3% in 2000

– Since 12/31/03, through 02/25/04, the Company has converted three practices, representing 6.2% of 2003 revenue, to the earnings model

In September 2001, Green announced an initiative to offer its core cancer-related services nationwide to oncology practices that are outside of its current network under the service line model

Existing affiliated practices will be given a choice of maintaining a PPM relationship or transitioning to a service line model

Change from earnings to service line model:

– Through February 2004, converted 5 affiliated practices, representing 49 physicians; total of 17 practices on service line model (including 12 new affiliations)

– Recruited 68 new physicians to the service line model

Revenue derived from non-revenue model has increased from 41% to 76% as of the end of 2003

100%

76% 80% 71% 61% 60% 41% 40%

20%

0%

2000 2001 2002 2003

Source: Company filings.

Overview of Green
Management & Board of Directors

Management

Name	Age	Experience	Officer Since
R. Dale Ross	56	Chairman of the Board of Directors and Chief Executive Officer, founder HMSS, Inc.	1992
Lloyd K. Everson	59	Vice Chairman	2001
Bruce D. Broussard	40	Chief Financial Officer, former CEO of HarborDental, former CFO of Regency Health Services, former CFO, director of Sun Healthcare Group	2000
George D. Morgan	50	Chief Operating Officer, former CFO of Mariner Post-Acute Network, former senior operating and senior corporate officer with HCA, Inc.	2000
Atul Dhir, MBBS, DPhil	40	President, Cancer Information and Research, former Vice President at Monsanto Corporation, President of Health Strategies Partners	1999
Leo Sands	55	Executive Vice President and Secretary	1992
Joseph S. Bailes, MD	46	Executive Vice President for Clinical Services	1999
Richard J. Hall	NA	Senior Vice President, Marketing & Development	NA
Phillip H. Watts	37	General Counsel, former attorney at Mayor, Day, Caldwell & Keeton, L.L.P	1998

Board of Directors

Name	Age	Affiliation	Director Since
Russell L. Carson	59	General Partner of Welsh, Carson, Anderson & Stowe	1992
Lloyd K. Everson, MD	59	Director, Vice chairman of the Board of Directors and former President of Green	2001
Stephen E. Jones, MD	61	Physician, Texas Oncology, P.A.	1999
Richard B. Mayor	68	Of Counsel, Andrews & Kurth L.L.P.	1993
Robert A. Ortenzio	45	President and Chief Executive Officer, Select Medical Corporation	1992
Boone Powell, Jr.	66	Retired President and Chief Executive Officer of Baylor Health Care System	1999
R. Dale Ross	56	Chairman of the Board of Directors and Chief Executive Officer of Green	1992
J. Taylor Crandall	49	Managing Partner, Oak Hill Capital Management, Inc.	1999
James E. Dalton Jr.	60	President, Edinburgh Associates	1998
Burton S. Schwartz, MD	61	Physician, Minnesota Oncology Hematology, P.A.	1999
Vicki H. Hitzhusen	NA	NA	NA

Source: Company filings and company website.

31

Valuation Backup

Appendix
Review of Select Comparable Companies

($ in Millions, Except Per Share Data)

Company	Price 3/18/04	% of 52 Wk High	Market Value [1]	Ent. Val. [2]	P/E [3] 2004	P/E [3] 2005	P/E/G 2005	Ent. Value/ Revenue [4] 2005	Ent. Value/ EBITDA [4] 2004	Ent. Value/ EBITDA [4] 2005	5-Yr EPS Growth Rate [3]	Analyst Coverage
Home Healthcare Services												
Lincare	$30.93	70.3%	$3,175	$3,553	12.9x	17.5x	0.92x	2.89x	7.2x	11.2x	19%	9
Apria	$30.58	95.6%	1,586	1,926	13.0	15.8	1.06	1.25	5.4	5.9	15%	7
				Mean:	***12.9x***	***16.7x***	***0.99x***	***2.07x***	***6.3x***	***8.5x***	***17%***	
				Median:	***12.9***	***16.7***	***0.99***	***2.07***	***6.3***	***8.5***	***17%***	
Physician Practice Management												
Pediatrix Medical	$59.75	93.1%	$1,565	$1,539	14.7x	12.7x	0.85x	2.12x	8.8x	7.5x	15%	5
Orthodontic Centers of America	$6.70	69.9%	337	432	8.0	7.5	0.63	1.12	4.1	3.6	12%	6
				Mean:	***11.3x***	***10.1x***	***0.74x***	***1.62x***	***6.4x***	***5.6x***	***14%***	
				Median:	***11.3***	***10.1***	***0.74***	***1.62***	***6.4***	***5.6***	***14%***	
Other Facilities												
United Surgical Partners	$34.85	87.4%	$1,034	$1,356	26.4x	21.4x	0.95x	2.30x	8.7x	7.8x	23%	12
Amsurg [5]	$31.93	79.7%	664	741	18.1	15.3	0.76	1.84	9.2	8.1	20%	13
Symbion	$19.25	90.8%	391	498	32.1	26.4	1.15	2.13	10.5	8.9	23%	1
MedCath	$15.11	88.4%	278	582	N.M.	N.A.	N.M.	N.A.	6.4	N.A.	15%	3
				Mean:	***25.5x***	***21.0x***	***0.95x***	***2.09x***	***8.7x***	***8.3x***	***20%***	
				Median:	***26.4***	***21.4***	***0.95***	***2.13***	***9.0***	***8.1***	***21%***	
Green	**$12.48**	**89.1%**	**$1,115**	**$1,269**	**13.6x**	**17.6x**	**1.76x**	**0.60x**	**5.9x**	**6.1x**	**10%**	**3**

(1) Based on diluted shares outstanding using the treasury stock method.
(2) Enterprise Value = Market Value + Debt + Preferred Stock + Minority Interest - Cash
(3) EPS estimates and growth rate estimates from First Call as of March 18, 2004.
(4) EBITDA estimates based on Merrill Lynch and Wall Street research.
(5) EBITDA multiples calculated by excluding Minority Interest and deducting Minority Interest Expense from Enterprise Value and EBITDA, respectively.

32

Appendix

Review of Select Comparable Transactions (1)

($            in Millions)

Date Transaction Transaction Value as a Multiple of Forward (2) Announced Target Acquiror Value Revenue EBITDA EBIT

Physician Practice Management

09/08/03 StatusOne Health Systems American Healthways, Inc. $65.0 4.61x 29.6x 31.4x 02/15/01 Magella Healthcare (3) Pediatrix Medical 191.9 2.42 7.6 N.A. 03/03/99 Concentra Managed Care Blue 1,164.3 1.64 11.3 12.5 12/14/98 Physician Reliance Network American Oncology Resources 686.6 1.73 8.9 10.7 American Oncology Resources Physician Reliance Network 802.7 1.78 9.5 13.0

Mean: 2.43x 13.4x 16.9x Median: 1.78 9.5 12.7

Other Facilities

05/06/98 National Surgery Centers HealthSouth 699.0 5.15 14.4 17.7 04/15/98 Columbia/HCA Healthcare HealthSouth 500.0 3.22 10.3 N.A. (Ambulatory Surgery Centers) 03/13/98 MedCath Blue and KKR 337.4 1.76 7.0 13.5

Mean: 3.37x 10.6x 15.6x Median: 3.22 10.3 15.6

(1) Source: SDC Platinum as of March 18, 2004 unless otherwise indicated. (2) Source:

Wall Street research prior to announcement date.

(3) Source: Company filings. Multiples are as of last fiscal year results.

Appendix

Review of Premiums Paid in Select Comparable Transactions (1)

($            in Millions)

Date Offer % Premium

Announced Target Acquiror Price 1 Day 1 Wk Average 1 Mo. Average

Physician Practice Management

09/08/03 StatusOne Health Systems American Healthways, Inc. N.A. N.A. N.A. N.A. 02/15/01 Magella Healthcare Pediatrix Medical N.A. N.A. N.A. N.A. 03/03/99 Concentra Managed Care Blue $16.50 41.9% 43.9% 51.7% 12/14/98 Physician Reliance Network American Oncology Resources $12.22 6.3% 8.6% 20.4% American Oncology Resources Physician Reliance Network $13.00 0.0% 0.9% 9.0%

Mean: 16.1% 17.8% 27.0% Median: 6.3% 8.6% 20.4%

Other Facilities

05/06/98 National Surgery Centers HealthSouth $30.50 8.9% 8.5% 12.2% 04/15/98 Columbia/HCA Healthcare HealthSouth N.A. N.A. N.A. N.A. (Ambulatory Surgery Centers) 03/13/98 MedCath Blue and KKR $19.00 15.2% 15.1% 21.1%

Mean: 12.0% 11.8% 16.6% Median: 12.0% 11.8% 16.6%

(1) Source: SDC Platinum as of March 18, 2004.

Appendix

Review of Premiums Paid by Blue in Precedent Transactions (1)

Date Offer % Premium

Announced Target Acquiror Price 1 Day Prior 1 Week Avg. 1 Month Avg.

12/09/02 AmeriPath Inc Blue $21.25 29.2% 23.4% 31.3% 11/04/02 Ebenx Blue 4.85 146.2% (2) 113.3% (2) 166.8% (2) 03/31/00 Policy Management Systems Corp. Blue 14.00 60.0% 48.7% 60.6% 04/05/99 BancTec Blue 18.50 42.3% 35.9% 23.9% 03/03/99 Concentra Managed Care Blue 16.50 41.9% 43.9% 51.7% 10/21/98 Centennial HealthCare Blue 16.00 88.2% (2) 100.3% (2) 97.8% (2) 07/02/98 Centennial Cellular Blue and Blackstone 43.50 13.4% 16.7% 22.6% 03/13/98 MedCath Blue and KKR 19.00 15.2% 15.1% 21.1%

Mean: 33.7% 30.6% 35.2%

Median: 35.6% 29.7% 27.6%

(1) Source: SDC Platinum as of March 18, 2004. (2) Excluded from summary calculations.

Valuation Backup

All U.S. Transactions

All Transactions with Values Ranging from $1.2bn to $1.8bn - Since January 1, 2002

Date Announced	Target	Acquiror	Transaction Value	Premium Paid to: 1 Day Prior	1 Week Prior	1 Month Prior
4/1/2003	Clayton Homes	Berkshire Hathaway	$1,797.8	13.2%	9.9%	16.6%
10/14/2003	Documentum	EMC	1,669.3	28.7%	30.0%	47.9%
2/4/2002	Intimate Brands	Limited	1,644.7	10.2%	18.0%	24.8%
6/27/2003	Roslyn Ban	New York Community Bank	1,614.4	(2.5%)	1.9%	5.2%
12/6/2002	Rational Software	IBM	1,591.5	28.5%	13.5%	51.8%
6/9/2003	Veridian	General Dynamics	1,573.7	28.0%	30.8%	45.8%
4/13/2002	Nortek [1]	Kelso	1,508.9	23.0%	28.9%	21.4%
7/14/2003	Overture Services	Yahoo!	1,492.6	13.5%	18.2%	45.4%
9/17/2003	MONY Group	AXA Financial	1,476.0	6.2%	8.5%	9.7%
6/2/2003	JD Edwards	PeopleSoft	1,423.8	21.3%	26.0%	10.2%
2/10/2004	ChipPAC	ST Assembly Test Services	1,410.1	46.9%	58.6%	32.0%
7/8/2002	Paypal	eBay	1,392.3	18.1%	23.3%	(7.2%)
4/26/2002	Prime Group	American Realty Investors	1,355.6	2.5%	(0.3%)	(2.1%)
7/14/2003	OfficeMax	Boise Cascade	1,347.8	46.9%	53.5%	59.6%
3/8/2002	Elantec Semiconductor	Intersil	1,319.6	34.9%	51.2%	43.7%
5/14/2003	Crown American	Pennsylvania Real Estate	1,313.6	29.5%	30.7%	34.7%
1/16/2003	Wallace Computer Services	Moore	1,265.3	21.8%	17.2%	25.5%
7/8/2003	Legato Systems	EMC	1,249.5	16.2%	27.4%	32.8%
7/24/2003	IGEN Intl	Roche Holding	1,242.5	25.0%	46.5%	45.5%
4/10/2003	Hotels.com	USA Interactive	1,237.2	13.0%	9.8%	28.0%
			Max	**46.9%**	**58.6%**	**59.6%**
			Average	**21.2%**	**25.2%**	**28.6%**
			Median	**21.6%**	**24.7%**	**30.0%**
			Min	**(2.5%)**	**(0.3%)**	**(7.2%)**

All Cash Transactions with Values Ranging from $1.2bn to $1.8bn - Since January 1, 2002

Date Announced	Target	Acquiror	Transaction Value	Premium Paid to: 1 Day Prior	1 Week Prior	1 Month Prior
4/1/2003	Clayton Homes	Berkshire Hathaway	$1,797.8	13.2%	9.9%	16.6%
12/6/2002	Rational Software	IBM	1,591.5	28.5%	13.5%	51.8%
6/9/2003	Veridian	General Dynamics	1,573.7	28.0%	30.8%	45.8%
4/13/2002	Nortek [1]	Kelso	1,508.9	23.0%	28.9%	21.4%
9/17/2003	MONY Group	AXA Financial	1,476.0	6.2%	8.5%	9.7%
			Max	**28.5%**	**30.8%**	**51.8%**
			Average	**19.8%**	**18.3%**	**29.1%**
			Median	**23.0%**	**13.5%**	**21.4%**
			Min	**6.2%**	**8.5%**	**9.7%**

Source: SDC Platinum as of March 18, 2004.

(1) Assumes unaffected share price as of April 7, 2002 due to receiving a letter from Kelso expressing their interest in the company.

36

Valuation Backup

Review of Termination Fees in Selected U.S. Transactions

Date Announced	Acquiror	Target	Break-Up Fee	Offer Value	Trans. Value	Termination Fee as % of Offer Value	Termination Fee as % of Trans. Value
7/21/1994	Comcast Liberty Media	QVC	$55.0	$1,902.7	$1,892.7	2.89%	2.91%
10/11/2002	One Equity Partners Temasek Holdings Texas Pacific Group	Quintiles Transnational	52.0	1,730.9	1,037.0	3.00%	5.01%
12/13/1998	Kensington Acquisition	Cellular Communications	43.0	1,687.9	1,876.9	2.55%	2.29%
8/12/1997	Hicks Muse	LIN Television	64.0	1,674.4	2,043.4	3.82%	3.13%
11/19/1997	Apollo Advisors Philip Services Blackstone	Safety-Kleen	50.0	1,658.8	1,891.6	3.01%	2.64%
5/9/1995	Clayton Dubilier & Rice	Riverwood International	37.5	1,334.0	2,303.4	2.81%	1.63%
10/27/1997	National Australia Bank	HomeSide	44.0	1,232.8	3,956.9	3.57%	1.11%
1/20/1998	Hicks Muse KKR	Regal Cinemas	28.0	1,172.4	1,408.7	2.39%	1.99%
1/23/1997	KKR	Amphenol	37.5	1,162.7	1,386.0	3.23%	2.71%
11/16/1994	Delcor	National Gypsum	15.0	1,150.7	1,104.4	1.30%	1.36%
3/15/1999	Vulcan Ventures	Go2Net	17.5	1,136.3	1,135.1	1.54%	1.54%
12/4/2002	Teck Cominco Westshore Terminals	Fording	32.7	1,104.7	1,194.5	2.96%	2.74%
6/11/1996	Forstmann Little	Community Health Systems	45.0	1,080.0	1,267.5	4.17%	3.55%

	Offer Value	Trans. Value
High	4.17%	5.01%
Mean	2.87%	2.51%
Median	2.96%	2.64%
Low	1.30%	1.11%

37

Appendix

Weighted Average Cost of Capital

Comparable Levered Marginal Equity Debt to Debt to Unlevered Levered Unlevered Companies Beta (1) Tax Rate Debt Market Value Equity Capitalization Beta (2) Return Return (3)

Lincare 0.48 37.5% 386.8 3,175.5 12.2% 10.9% 0.45 8.2% 7.9% Apria 0.47 37.8% 750.8 1,585.5 47.4% 32.1% 0.36 8.1% 7.3% Pediatrix 0.51 38.0% 1.9 1,565.2 0.1% 0.1% 0.51 8.4% 8.4% United Surgical Partners 0.58 35.6% 304.7 1,033.9 29.5% 22.8% 0.49 8.9% 8.2% Amsurg 0.12 40.0% 54.7 663.7 8.2% 7.6% 0.11 5.6% 5.6% Orthodontic Center of America 1.12 35.5% 105.3 337.1 31.2% 23.8% 0.93 12.6% 11.3% MedCath 1.04 30.0% 370.4 277.5 133.5% 57.2% 0.54 12.1% 8.6% Average 0.62 36.4% 37.4% 22.1% 0.48 9.1% 8.2%

USON 0.890 38.5% 268.2 1,149.6 23.3% 18.9% 0.78 11.0% 10.2%

Levered Cost of Equity (5) Macroeconomic Unlevered Beta’s

Assumptions Debt/Cap 0.68 0.73 0.78 0.83 0.88

Risk Free Rate 4.8% 0.0% 10.1% 10.5% 10.9% 11.3% 11.7% Large Cap Risk Premium (4) 7.0% 10.0% 10.5% 10.9% 11.3% 11.7% 12.1% Mid Cap Risk Premium (4) 0.8% 20.0% 10.9% 11.4% 11.8% 12.3% 12.7% Estimated Market Return 12.6% 30.0% 11.5% 12.0% 12.5% 13.0% 13.5% 40.0% 12.3% 12.8% 13.4% 13.9% 14.5%

Capital Structure WACC (6) Debt to Equity to Cost Unlevered Beta’s

Capitalization Capitalization of Debt Debt/Cap 0.68 0.73 0.78 0.83 0.88

0.0% 100.0% 6.0% 0.0% 10.1% 10.5% 10.9% 11.3% 11.7% 10.0% 90.0% 6.5% 10.0% 9.8% 10.2% 10.6% 10.9% 11.3% 20.0% 80.0% 7.0% 20.0% 9.6% 10.0% 10.3% 10.7% 11.0% 30.0% 70.0% 7.5% 30.0% 9.4% 9.8% 10.1% 10.5% 10.8% 40.0% 60.0% 8.0% 40.0% 9.3% 9.7% 10.0% 10.3% 10.7%

(1) Adjusted betas. Source: Merrill Lynch Beta Book.

(2) Unlevered Beta = (Levered Beta/(1 + (1—Tax Rate) * Debt/Equity)). Assumes beta of debt equals zero. (3) Unlevered Return = (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

(4) Source: Ibbotson Associates.

(5) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)).

(6) WACC = ((Net Debt/Capitalization * (Cost of Debt * (1- Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

Valuation Backup

Discounted Cash Flow Analysis—Management Base Case

EBITDA Exit Multiple Method

Projected Fiscal Year Ending December 31,

Q2 ‘04 Q3 ‘04 Q4 ‘04 2005 2006 2007 2008

Sales $543.3 $571.2 $600.6 $2,394.2 $2,682.0 $2,944.3 $3,215.8 EBITDA 55.3 58.2 61.2 206.5 232.6 255.4 278.4 Less: Depreciation and Amortization (20.4) (20.4) (20.4) (85.1) (88.5) (92.0) (95.4) EBIT 34.9 37.8 40.8 121.4 144.1 163.4 183.0 Less: Taxes @ 38.0% (13.3) (14.4) (15.5) (46.1) (54.8) (62.1) (69.5) Tax-effected EBIT 21.7 23.4 25.3 75.3 89.3 101.3 113.5 Plus: Depreciation and Amortization 20.4 20.4 20.4 85.1 88.5 92.0 95.4 Less: Capital Expenditures (25.0) (25.0) (16.5) (92.1) (94.3) (96.5) (98.7) Less: Change in Working Capital (8.8) (11.3) (12.0) (1.2) (8.5) (7.6) (7.9) Less: Change in Deferred Taxes 2.1 2.1 2.1 9.9 9.7 8.7 8.7 Less: Other — — — — — — —Free Cash Flow $10.4 $9.7 $19.4 $76.9 $84.8 $97.9 $111.1

Free Cash Flow Growth Rate 10.2% 15.5% 13.5%

Discounted PV of Terminal Value as a

Cash Flows Multiple of 2008 EBITDA Firm Value

Discount Rate (Q2 ‘04—2008) 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x 9.5% $311.1 $1,085.5 $1,266.4 $1,447.4 $1,396.6 $1,577.5 $1,758.4 10.0% $306.9 $1,062.3 $1,239.3 $1,416.4 $1,369.2 $1,546.2 $1,723.3 10.5% $302.8 $1,039.6 $1,212.9 $1,386.2 $1,342.5 $1,515.7 $1,689.0 11.0% $298.8 $1,017.6 $1,187.2 $1,356.8 $1,316.4 $1,486.0 $1,655.6 11.5% $294.9 $996.1 $1,162.1 $1,328.1 $1,291.0 $1,457.0 $1,623.0

Net Debt Total Equity Value Representative Share Price Discount Rate (12/31/03) 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x 9.5% $154.1 $1,242.4 $1,423.4 $1,604.3 $13.90 $15.93 $17.95 10.0% $154.1 $1,215.0 $1,392.1 $1,569.1 $13.60 $15.58 $17.56 10.5% $154.1 $1,188.3 $1,361.6 $1,534.9 $13.30 $15.24 $17.18 11.0% $154.1 $1,162.3 $1,331.9 $1,501.5 $13.01 $14.91 $16.80 11.5% $154.1 $1,136.9 $1,302.9 $1,468.9 $12.72 $14.58 $16.44

Valuation Backup

Discounted Cash Flow Analysis—Management Base Case

Perpetuity Growth Method

Projected Fiscal Year Ending December 31,

Q2 ‘04 Q3 ‘04 Q4 ‘04 2005 2006 2007 2008

Sales $543.3 $571.2 $600.6 $2,394.2 $2,682.0 $2,944.3 $3,215.8 EBITDA 55.3 58.2 61.2 206.5 232.6 255.4 278.4 Less: Depreciation and Amortization (20.4) (20.4) (20.4) (85.1) (88.5) (92.0) (95.4) EBIT 34.9 37.8 40.8 121.4 144.1 163.4 183.0 Less: Taxes @ 38.0% (13.3) (14.4) (15.5) (46.1) (54.8) (62.1) (69.5) Tax-effected EBIT 21.7 23.4 25.3 75.3 89.3 101.3 113.5 Plus: Depreciation and Amortization 20.4 20.4 20.4 85.1 88.5 92.0 95.4 Less: Capital Expenditures (25.0) (25.0) (16.5) (92.1) (94.3) (96.5) (98.7) Less: Net Increase in Working Capital (8.8) (11.3) (12.0) (1.2) (8.5) (7.6) (7.9) Less: Change in Deferred Taxes 2.1 2.1 2.1 9.9 9.7 8.7 8.7 Less: Other — — — — — — —Free Cash Flow $10.4 $9.7 $19.4 $76.9 $84.8 $97.9 $111.1

Free Cash Flow Growth Rate 10.2% 15.5% 13.5%

Discounted PV of Terminal Value as a

Cash Flows Perpetual Growth of 2008 FCF Firm Value

Discount Rate (Q2 ‘04—2008) 3.0% 3.5% 4.0% 3.0% 3.5% 4.0% 9.5% $311.1 $1,110.3 $1,202.8 $1,312.2 $1,421.3 $1,513.9 $1,623.2 10.0% $306.9 $1,008.9 $1,086.5 $1,177.1 $1,315.8 $1,393.4 $1,484.0 10.5% $302.8 $921.6 $987.4 $1,063.4 $1,224.4 $1,290.2 $1,366.2 11.0% $298.8 $845.7 $902.0 $966.5 $1,144.5 $1,200.9 $1,265.3 11.5% $294.9 $779.1 $827.8 $883.0 $1,074.0 $1,122.7 $1,177.9

Net Debt Total Equity Value Representative Share Price Discount Rate (12/31/03) 3.0% 3.5% 4.0% 3.0% 3.5% 4.0% 9.5% $154.1 $1,267.2 $1,359.7 $1,469.1 $14.18 $15.22 $16.44 10.0% $154.1 $1,161.7 $1,239.3 $1,329.8 $13.00 $13.87 $14.88 10.5% $154.1 $1,070.3 $1,136.1 $1,212.0 $11.98 $12.71 $13.56 11.0% $154.1 $990.3 $1,046.7 $1,111.1 $11.08 $11.71 $12.44 11.5% $154.1 $919.9 $968.6 $1,023.7 $10.29 $10.84 $11.46

Valuation Backup

Leveraged Recapitalization—Management Base Case/Scenario 1

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm) 89.4

Shares Repurchased (mm) 13.9

% Repurchased 15.6%

Current Stock Price on 03/18/04 $ 12.48

Purchase Price Per Share $ 14.35

Premium to Current Stock Price 15.0%

Total Cost of Shares Repurchased $ 200.0

Leverage and Coverage

PF2003 PF2004 2005

EBITDA/Interest Expense 8.2x 15.6x 8.9x

Senior Debt/EBITDA 0.8 0.5 0.5

Total Debt/EBITDA 2.1 1.3 1.3

Adjusted Debt/EBITDAR (1) 3.5 1.8 2.9

Year 4 Year 5 Year 6

% of Senior Debt Paydown 69.7% 84.9% 100.0%

% of Total Debt Paydown 48.0% 53.8% 59.6%

Transaction Sources & Uses of Funds

Financing Amount

Rate ($mm) %

Revolver (L+250 bps) 3.6% $15.2 5.3% Sources Term Loans (L+250 bps) 3.6% 150.0 52.6% Senior Sub. 8.0% — —% Excess Cash 1.1% 120.0 42.1%

Total Sources $285.2 100.0%

Share Repurchase $200.0 Fees & Expenses 17.5 Uses Refinanced Debt 67.7

Total Uses $285.2

Pro Forma Impacts

2004 2005

Status Quo EPS $0.91 $0.75 Pro Forma EPS 0.97 0.80

Accretion/(Dilution) 6.1% 6.8%

Status Quo EPS Growth 17.7

%

(17.7%) Pro Forma EPS Growth 24.9% (17.3%)

Accretion/(Dilution) 40.8% (2.7%)

Valuation Backup

Leveraged Recapitalization—Management Base Case/Scenario 2

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm) 89.4 Shares Repurchased (mm) 27.9 % Repurchased 31.2%

Current Stock Price on 03/18/04 $12.48 Purchase Price Per Share $14.35 Premium to Current Stock Price 15.0%

Total Cost of Shares Repurchased $400.0

Leverage and Coverage

PF2003 PF2004 2005

EBITDA/Interest Expense 7.1x 7.5x 6.5x Senior Debt/EBITDA 1.8 1.4 1.3 Total Debt/EBITDA 2.8 2.3 2.3 Adjusted Debt/EBITDAR (1) 4.0 2.7 3.6

Year 4 Year 5 Year 6

% of Senior Debt Paydown 67.1% 83.5% 100.0%        % of Total Debt Paydown 43.9% 54.7% 65.5%

Transaction Sources & Uses of Funds

Financing Amount

Rate ($mm) %

Revolver (L+250 bps) 3.6% $4.5 0.6% Sources Term Loans (L+250 bps) 3.6% 375.0 53.6% Senior Sub. 8.0% 200.0 28.6% Excess Cash 1.1% 120.0 17.2%

Total Sources $699.5 100.0%

Share Repurchase $400.0 Fees & Expenses 56.5 Uses Refinanced Debt 243.0

Total Uses $699.5

Pro Forma Impacts

2004 2005

Status Quo EPS $0.91 $0.75 Pro Forma EPS 1.05 0.87

Accretion/(Dilution) 14.5% 16.3%

Status Quo EPS Growth 17.7% (17.7%) Pro Forma EPS Growth 34.8% (16.5%)

Accretion/(Dilution) 96.7% (7.1%)

             (1) Assumes 8x rents.